SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 18, 2016 (February 11, 2016)

Date of Report

(Date of Earliest Event Reported)

Synovus Financial Corp.

(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10312	58-1134883
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 649-2311

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2016, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Synovus Financial Corp. (“Synovus”) took several actions impacting the compensation arrangements of Synovus’ executive officers.

Annual Performance Awards and Goals.    The Compensation Committee approved payouts under the annual incentive plan that was established in 2015. The performance formula approved by the Compensation Committee for 2015 was based 50% on core earnings, 25% on loan growth and 25% on core deposit growth. In addition, the Committee had the discretion to adjust awards based on credit quality, expense management, quality of earnings, regulatory compliance, risk management, total shareholder return and individual performance. Based upon Synovus’ performance compared to the performance goals previously established by the Compensation Committee for 2015, the payout was at 124.76% of target. Based upon the results of the performance formula and consideration of the discretionary adjustment factors, the Compensation Committee approved annual performance award payouts ranging from 120% to 124.76% for the Company’s named executive officers. The annual incentive award payout amount for each named executive officer for 2015 is set forth in the table below.

The Compensation Committee also approved annual incentive goals for 2016. For 2016, the approved annual performance goals are based 50% on core earnings, 25% on loan growth and 25% on core deposit growth. In addition, the Committee expanded the discretionary adjustment factors to include quality of earnings, quality of loan growth (including consideration of concentration limits), quality of deposit growth, expense management (including consideration of non-interest expenses and efficiency ratio), credit quality, financial impact of strategic expenses, external factors (including the impact of Federal Reserve rate increases vs. budget assumptions), regulatory compliance, risk management, total shareholder return and individual performance. The Committee also established individual award targets as a percentage of base salary for each named executive officer. The award targets for each named executive officer are set forth in the table below. The actual payout can range from 0% to 150% of the award target based upon Synovus’ performance results for 2016 compared to the performance goals. The awards, which are Cash-Based Awards under the 2013 Omnibus Plan, will also be limited based on a 2015 core earnings goal established by the Committee to fund the awards and ensure deductibility.

The following table summarizes the actions of the Compensation Committee on February 19, 2015 with respect to annual performance awards for Synovus’ named executive officers:

	2015 Bonus Award	2016 Bonus Target (% of Base Salary)

Kessel D. Stelling Chairman, Chief Executive Officer and President	$1,221,419	100%

Thomas J. Prescott Executive Vice President and Chief Financial Officer	372,901	70%

Allen J. Gula, Jr. Executive Vice President and Chief Operations Officer	370,955	70%

Allan E. Kamensky Executive Vice President, General Counsel and Secretary	305,539	60%

Roy Dallis Copeland, Jr. Executive Vice President, Chief Community Banking Officer	270,053	60%

Long-Term Incentive Awards.    The Committee also granted Synovus’ executive officers, including its named executive officers, long-term incentive awards effective February 11, 2016.

The performance stock unit awards (“PSUs”) have both a service vesting component and a performance vesting requirement. Under the service vesting component, the PSUs vest 100% after three years of service. Under the performance vesting component, Synovus’ weighted average return on average assets is measured over a three-year performance period. The actual payout of the PSUs can range from 0% to 150% of the target amount based upon Synovus’ weighted average return on average assets during the performance period compared to the performance formula approved by the Compensation Committee.

The Compensation Committee also granted market restricted stock unit awards (“MRSUs”) to Synovus executive officers, including its named executive officers, effective February 11, 2016. The MRSUs have a service-based vesting component as well as a Total Shareholder Return Multiplier. Under the service-based vesting component, the MRSUs vest 1/3 each year over a three-year period subject to each executive’s continued employment with Synovus. Under the Total Shareholder Return Multiplier, the “target” amount of MRSUs which vest each year will be adjusted upward or downward 25% based upon Synovus’ total shareholder return during each year.

The Committee granted Mr. Stelling 34,683 MRSUs and 34,683 PSUs, Mr. Gula 8,671 MRSUs and 8,671 PSUs, Mr. Kamensky 5,395 MRSUs and 5,395 PSUs, and Mr. Copeland 5,395 MRSUs and 5,395 PSUs.

Both the PSUs and MRSUs are subject to a Risk-Based Modifier, which can reduce the payouts of outstanding awards if future results suggest risk was not properly considered in achieving the results on which the number of units awarded were based. The Compensation Committee will consider if reductions are warranted if any of the following occur during the vesting period: Synovus or a line of business experiences a material loss, Synovus or an individual executive fails to comply with risk policies or properly address risk concerns, or if regulatory capital falls below regulatory capital requirements.

Exhibit No.	Description

10.1	Form of Revised Performance Stock Unit Agreement under the Synovus 2013 Omnibus Plan

10.2	Form of Revised Market Restricted Stock Unit Agreement under the Synovus 2013 Omnibus Plan

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Synovus has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNOVUS FINANCIAL CORP. (“Synovus”)

Dated: February 18, 2016	By:	/s/ Allan E. Kamensky
Allan E. Kamensky
Executive Vice President, General Counsel and Secretary